Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), is made and entered into this 15th day of November, 2005, by and between LiqTech NA, Inc., a Delaware corporation (the “Company”), and Donald S. Debelak (the “Employee”).

RECITALS

WHEREAS, the Company’s business is the manufacture and sale of diesel particulate filters; and

WHEREAS, the Employee formerly sold such diesel particulate filters as a commissioned sales representative for LiqTech S/A, a Danish corporation and a major shareholder in the Company; and

WHEREAS, the Company has offered the Employee a management position with the Company, and the Employee has accepted such position; and

WHEREAS, the Employee is a minority shareholder in the Company; and

WHEREAS, the Company wishes to restrict the Employee’s ability to disclose certain confidential information and trade secrets of the Company, and to restrict his ability to compete with the Company following the Employee’s termination; and

WHEREAS, the Company has offered the Employee new, substantial and valuable consideration, consisting of a guaranteed salary and a severance package that the Employee would not otherwise be entitled to, in exchange for his execution of this Agreement; and

WHEREAS, the Company and the Employee have engaged in negotiations over the terms and conditions of this Agreement; and

WHEREAS, the Employee acknowledges that he has had an opportunity to consult with independent legal counsel of the Employee’s choosing with regard to the terms of this Agreement, or has been advised by the Company of his right to seek such consultation, and that the Employee has entered into this Agreement pursuant to such independent legal consultation or notwithstanding his decision not to seek such consultation, as the case may be.

NOW THEREFORE, in consideration of the promises and the mutual covenants hereinafter set forth, the Company and the Employee agree as follows:

ARTICLE I

Employment and Duties

1.1

Employment and Duties.  The Company hereby employs the Employee to fulfill the duties of Chief Executive Officer, reporting to the Company’s Board of Directors, and the Employee hereby accepts such employment.  The Employee further agrees to devote his full time and best efforts to the interests of the Company, and shall perform such duties as are reasonably assigned to him by the Company’s Board of Directors, including employment with and performance of services for any successor of the Company, as may be directed by the Company.  The Employee, at all times during employment with the Company, shall comply with the Company’s rules, regulations, policies and directives as the same may be in effect from time to time.  The Employee specifically agrees to sign, from time to time, and to comply with, any and all standard written policies of the Company concerning sexual harassment, discrimination, use of alcohol and/or controlled substances on the job, confidential matters, trade secrets, intellectual property, or other job-related matters.

1.2

Other Business Activities.  The Employee will not, without the express written permission of the Company, engage in any substantial private business activities, whether or not the same are entered into for profit, outside or separate from the Employee’s employment with the Company in any field that would require the Employee’s personal services.  Nothing contained in this Section shall prohibit the Employee from being a passive owner of not more than five percent (5%) of the outstanding stock of any class of a corporation which is publicly traded, so long as the Employee has no active participation in the business of such corporation.

1.3

Term of Employment.  Subject to the provisions for termination hereinafter set forth in Article III, the term of this Agreement and performance of the Employee’s services shall commence on November ___, 2005 (the “Effective Date”), and shall continue for a period of three (3) years thereafter (“Initial Term”) unless sooner terminated as provided herein.

Following the Initial Term, the Company’s Board of Directors has the option to extend the term of the Employee’s employment (the “First Option”).  At least thirty (30) days prior to the conclusion of the Initial Term, the Company’s Board of Directors shall notify the Employee in writing as to whether it intends to exercise the First Option.  The Employee shall notify the Company in writing within fifteen (15) days thereafter whether he wishes to accept the First Option.  In the event the Company’s Board of Directors elects to exercise the First Option and the Employee agrees to the First Option, the Employee shall provide and perform the services and duties described in Section 1.1 herein for a period of three (3) years thereafter (the “First Option Term”).  The Employee’s employment during the First Option Term is subject to the provisions for termination hereinafter set forth in Article III.

Following the First Option Term, the Company’s Board of Directors has the option to extend the term of the Employee’s employment (the “Second Option”).  At least thirty (30) days prior to the conclusion of the First Option Term, the Company’s Board of Directors shall notify the Employee in writing as to whether it intends to exercise the Second Option.  The Employee shall notify the Company in writing within fifteen (15) days thereafter whether he wishes to accept the Second Option.  In the event the Company’s Board of Directors elects to exercise the Second Option and the Employee agrees to the Second Option, the Employee shall provide and perform the services and duties described in Section 1.1 herein for a period of three (3) years thereafter (the “Second Option Term”).  The Employee’s employment during the Second Option Term is subject to the provisions for termination hereinafter set forth in Article III.

Following the Second Option Term, or if any of the options following the Initial Term are not exercised by the Company or agreed to by the Employee as provided herein, this Agreement (except those covenants, restrictions, and obligations which expressly survive the termination of this Agreement) shall expire and the performance of the Employee’s services shall continue on an at-will basis, and either party shall have the right to terminate the Employee’s employment for any reason at any time upon thirty (30) days’ prior written notice.

1.4

Board of Directors.  As of the date of this Agreement, the Employee has been elected to the Company’s Board of Directors and shall continue to serve as a director until his successor is elected by the Company shareholders, or until his resignation or disqualification.  Employee agrees that any termination of his employment, including but not limited to any termination under Article III of this Agreement, will also serve to terminate his position as a Company director.  Employee shall not be provided additional compensation for his service as a director of the Company.

1.5

No Expectation of Continuing Employment.  The Employee agrees that notwithstanding his position as a shareholder in the Company, the Employee has no expectation of continuing employment with the Company or any successor to the Company, except as provided for and limited by this Agreement.

ARTICLE II

Compensation and Fringe Benefits

2.1

Compensation and Fringe Benefits.  For all the services rendered by the Employee to the Company in any capacity, the Employee shall be compensated by the Company in accordance with this Article II.

2.2

Annual Compensation.  The Company shall pay the Employee an annual salary of One Hundred Twenty Thousand and 00/100 Dollars ($120,000.00), less withholdings required by federal, state and local laws or with the consent of the Employee (the “Annual Compensation”).  This salary shall be paid in accordance with the Company’s current payroll practices and shall be prorated to reflect employment from the Effective Date.  The Company’s Board of Directors may adjust the Employee’s Annual Compensation with the Employee’s consent.

2.3

Bonus.  In addition to the Annual Compensation described in Section 2.2 herein, the Employee may be eligible to receive a bonus annually based upon achieving certain profitability levels (the “Bonus”).  The Company’s Board of Directors has sole discretion in determining if the Employee is eligible for the Bonus and the amount of the Bonus, if any, that he shall receive.

2.4

Other Fringe Benefits.  The Employee shall be entitled to participate in and to be covered by any accident insurance, health insurance, life insurance, long-term disability insurance, short-term disability insurance, hospitalization or other employee benefit plans, if any, effective with respect to the corporate officers of the Company, but only to the extent the Employee shall be eligible and qualify under the terms for participation in or coverage by such plans.

2.5

Reimbursement of Authorized Expenses.  In connection with the business of the Company, the Employee may incur reasonable travel, entertainment and other business expenses.  When the Employee is authorized to incur such expenses, the Company will reimburse the Employee for all such expenditures, subject to receipt of appropriate expense documentation from the Employee.  The Employee agrees to repay or reimburse the Company, on demand, for any expenses that are disallowed as a deduction for federal, state or local income tax purposes.

2.6

Vacations.  The Employee shall be entitled each year to such vacation as is permitted by and in accordance with the vacation policies of the Company.

ARTICLE III

Termination of Employment

3.1

Termination of Employment.  The Employee’s employment hereunder shall automatically terminate if the Employee dies during the term of this Agreement.  In addition, the Employee’s employment is terminable by the Company in its sole discretion, or by the Employee, in accordance with Sections 3.2 through 3.5 of this Agreement.

3.2

Permanent Disability.  The Company may terminate the Employee’s employment as a result of the Employee’s “Permanent Disability,” which for purposes of this Agreement shall mean the inability of the Employee, due to illness, accident or any other physical or mental incapacity, to discharge or perform his normal and customary day-to-day business and employment obligations and functions on behalf of the Company, with or without reasonable accommodation, for at least One Hundred (100) business days (calendar days minus Saturdays, Sundays and national holidays), in the aggregate, within any given period of One Hundred Twenty-Five (125) consecutive business days.

3.3

Termination by the Company For Cause.  The Company may terminate the Employee’s employment for Cause effective immediately upon written notice to the Employee.  The term “Cause” as used in this Agreement shall include (a) conviction of the Employee for a felony or other crime of moral turpitude by a court of competent jurisdiction; (b) the written confession by the Employee to the commission of a felony or other crime of moral turpitude; (c) embezzlement or misappropriation of funds of the Company; (d) the Employee’s breach of any of the covenants contained in Articles VI, VII or VIII of this Agreement; (e) intentional failure by the Employee to perform any of his duties and responsibilities under this Agreement; (f) conduct by the Employee which is detrimental to the Company’s reputation or goodwill; (g) dishonesty in connection with the performance of services to the Company; and (h) violation of the Company’s written policies or rules including, but not limited to, the Company’s policies regarding sexual harassment, discrimination, use of alcohol and/or controlled substances on the job, confidential matters, trade secrets, intellectual property, or related matters.

3.4

Termination by the Company Without Cause.  The Company may terminate the Employee’s employment without Cause upon thirty (30) days’ prior written notice to the Employee.

3.5

Resignation by the Employee.  The Employee may terminate his employment upon thirty (30) days’ prior written notice to the Company (the “Resignation Notice Period”).

ARTICLE IV

Payment In The Event Of Termination of Employment

4.1

Death or Permanent Disability of the Employee.  In the event the Employee’s employment terminates as a result of his death or Permanent Disability, as described in Section 3.1 and 3.2 of this Agreement, the Employee will not be entitled to any Annual Compensation or benefits following the date on which the Employee ceases to perform his employment duties on behalf of the Company, except as expressly required by applicable law.

4.2

Termination by the Company For Cause.  If the Employee’s employment is terminated by the Company for Cause, as described in Section 3.3 of this Agreement, the Company will pay the Employee his Annual Compensation and benefits only through the date he ceases to perform his employment duties on behalf of the Company, and the Employee will not be entitled to any other compensation or benefits, except as expressly required by applicable law.

4.3

Termination by the Company Without Cause.  If the Employee’s employment is terminated by the Company without Cause during the Initial Term, the First Option Term, or the Second Option Term, the Company shall pay the Employee the Annual Compensation and benefits described in Article II through the termination date specified in the Company’s advance written notice to the Employee.  In addition, the Company shall continue to pay the Employee, as and for severance pay, his Annual Compensation for a period of twelve (12) weeks thereafter and to continue the same health insurance coverage he enjoyed while employed, if any, so long as the Employee executes, returns to the Company, and does not rescind or revoke, a release of claims in favor of the Company in the form attached hereto as Exhibit A within twenty-one (21) calendar days of receiving the Company’s advance written notice of termination.  In addition, for purposes of calculating the “consideration” period described in Section 4 of Exhibit A, the Employee shall be deemed to have received the Release upon his receipt of the Company’s advance written notice of termination.

4.4

Resignation by the Employee.

(a)

If the Employee’s employment is terminated by the Employee, the Company shall pay the Employee his Annual Compensation and benefits through the date he ceases to perform his employment duties on behalf of the Company.  The Employee will not be entitled to any other compensation or benefits following the date on which the Employee ceases to perform his employment duties on behalf of the Company, except as expressly required by applicable law.

(b)

Notwithstanding anything to the contrary in this Agreement, the Company reserves the right to pay the Employee his full Annual Compensation and benefits during the Resignation Notice Period described in Section 3.5 of this Agreement, and to relieve the Employee of his employment duties immediately upon delivery of said termination notice or at any time during the Resignation Notice Period.

ARTICLE V

Definition of Protective Covenant Terms

5.1

Invention.  The term “Invention” means every invention, device, design, apparatus, machine, practice, process, method, product, composition of matter, improvement, algorithm, proprietary software or computer code of any kind, idea, discovery, work of authorship, literary composition, copyrightable work, copyright, derivative work, patent, trademark, trade name, service mark, trade secret, formulae, technique, know-how, and data, whether or not patentable or copyrightable, invented, made, or conceived or first reduced to practice or learned by the Employee, either alone or jointly with others, during the period of the Employee’s employment by the Company (whether or not during normal working hours), or that resulted from tasks assigned to the Employee by the Company or resulted from the use of premises, equipment, or resources owned, leased, or contracted for by the Company.

5.2

Invents, Invented.  “Invents” or “Invented” means developed, perfected, devised, conceived, created, reduced to practice, written, or improved.

5.3

Confidential Information and Trade Secrets.  “Confidential Information and Trade Secrets” means all information or compilation of information pertaining to the Company or its customers, suppliers, or vendors, which the Company considers or treats as confidential (whether or not such information satisfies the definition of a “trade secret” under applicable law) and which the Employee creates, learns, and/or has access to in the course of performing duties for the Company.  Examples of Confidential Information and Trade Secrets include but are not limited to:

a.

The Company’s method for manufacturing silicon carbide ceramic filters for applications such as cleaning of exhaust gases from diesel engines, and in other applications, including but not limited to the following:

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the identity and amount of ingredients used;

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the percentages and proportions of ingredients used;

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the order in which ingredients are added and combined;

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the process(es) utilized when specific ingredients are added or combined;

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the stiffness required to meet customer filtration requirements;

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the specific extrusion process utilized for making particular honeycombs;

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the airflow required to prevent warping of products after they are extruded;

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the details of the Company’s furnace firing cycle, including temperatures utilized, firing times, waiting times, drying times, and cooling times;

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the specific steps for manufacturing and perfecting the Company’s technology to meet particular customer specifications;

!

the identity and characteristics of the anchoring layer applied to the filter prior to application of catalyst coating; and

!

all other information not publicized in the Company’s written literature regarding the specific techniques and processes utilized by the Company to manufacture its extruded silicon carbide ceramic filters.

b.

The Company’s research and development, engineering, works in progress, methods, technology, processes, practices, procedures, product formulas, product specifications, process parameters, know-how, manufacturing processes, fabrication techniques, quality management practices, inspection techniques, and all blueprints, technical plans, specifications, diagrams, flow charts, drawings, and sketches containing or reflecting such matters;

c.

Information, records, data, notes, reports, brochures, and proposals concerning the Company’s sales activities and strategies, marketing activities and strategies, servicing activities and strategies, strategic business planning activities, and competitive relationships with other firms;

d.

Information concerning the Company’s past, present, or potential customers, including but not limited to:

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customer names and identities;

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customer addresses;

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customer e-mail addresses;

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telephone numbers;

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the identity of key contact persons and decision-makers;

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the specific contact information for key contact persons and decision-makers, such as their e-mail addresses and direct dial phone numbers;

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account information;

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customer budgets, purchasing history, and payment history;

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customer costing and pricing, including the specific markups and discounts charged by the Company to its individual customers;

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the soot loading levels of the customer’s diesel furnace(s), the porosity and air flow at a given soot loading level, and the exact product configuration, dimensions, size, and tolerance of the customer’s equipment;

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the custom changes and adaptations made by the Company to its manufacturing techniques in order to satisfy specific customer criteria; and

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all information concerning the demands, requirements, specifications, and quality concerns of such customers.

e.

Information concerning the Company’s past, present, or potential vendors and suppliers, including but not limited to names, addresses, e-mail addresses, and telephone numbers, account information, payment history, contracts, agreements, and negotiations, and the identity, quantity and prices of products and services purchased by the Company from its vendors and suppliers;

f.

Information, lists, records, data, notes, reports, and proposals regarding the Company’s pricing of its products and services, including price lists, price schedules, price practices, and pricing strategies;

g.

Information, records, data, notes, reports, and proposals concerning the Company’s finances, profit margins, profitability, budgets, accounting, and legal matters;

h.

Information obtained from the Company’s customers under a duty of confidentiality, including information that such customers intend to keep confidential regarding their own products, methods, and manufacturing techniques;

i.

All other information which derives independent economic value from not being generally known to and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use, excluding information in the public domain through no fault of the Employee except as a result of the proper performance of the Employee’s duties under this Agreement; and

j.

All other information and compilations of information designated or treated as Confidential by the Company (whether or not marked “CONFIDENTIAL” or the like) or owned by, proprietary to, developed by, for, or about the Company’s business, or the business of any of its clients, customers, suppliers, or vendors, regardless of whether such information constitutes a “trade secret” under applicable law.

ARTICLE VI

Confidential Information and Trade Secrets

6.1

No Use or Disclosure.  The Employee acknowledges that during the term of employment with the Company, the Employee will be given access to or may become acquainted with, or develop Confidential Information and Trade Secrets.  The Employee agrees not to use or disclose (directly or indirectly) any Confidential Information and Trade Secrets of the Company at any time or in any manner, during or after employment with the Company, except as required in the course of employment with the Company.  The Employee agrees not to use or disclose any Confidential Information and Trade Secrets for the Employee’s own benefit or to the disadvantage of the Company.  The Employee shall use reasonable and prudent care to safeguard and protect and prevent the unauthorized use and disclosure of such Confidential Information and Trade Secrets.

6.2

Protection of Manufacturing Techniques.  Without limiting the generality of the foregoing, the Employee specifically agrees not to use or disclose to any competitor or customer any information regarding the Company’s method for manufacturing silicon carbide ceramic filters for applications such as cleaning of exhaust gases from diesel engines.  These methods are a highly guarded secret and would be invaluable to a competitor or customer of the Company.  The Employee understands that these methods should be kept in the strictest confidence and never discussed or disclosed outside of the Company.

6.3

Protection of Information Received from Customers.  Without limiting the generality of the foregoing, the Employee also specifically agrees not to use or disclose to anyone information that has been entrusted to the Company by its customers.  In many cases, the Company’s customers have established a business relationship with the Company with an understanding or contractual obligation that the Company will maintain certain customer information confidential.  This includes the confidentiality of the customer’s products, designs, configurations, dimensions, methods, manufacturing techniques, tolerances, and proprietary catalyst coatings applied by the customer in order to meet certain performance standards at particular temperatures.  The Employee is responsible for ensuring that all customer information is handled securely and confidentially.

6.4

Restrictions on Information Provided to Customers.  The Employee has been advised, and understands, that the Company’s competitive survival depends upon providing unique products to customers who might not purchase such items from the Company if such products could be manufactured directly by the customer.  The Employee may be required to communicate with engineers, purchasing agents, and other representatives of the Company’s customers who may ask the Employee to explain the specific manufacturing methods utilized by the Company.  The Employee hereby agrees not to divulge any Confidential Information and Trade Secrets even when the Company’s customers have requested that the Employee disclose such information.

6.5

Handling and Return of Property.  All Confidential Information and Trade Secrets, documents, property, and equipment relating to the business of the Company, whether prepared by the Employee or otherwise coming into the Employee’s possession, are the exclusive property of the Company, and must not be removed from its premises except as required in the course of the Employee’s employment with the Company.  All such Confidential Information and Trade Secrets, documents, property, and equipment must be returned to the Company when the Employee leaves its employment.  If either the Employee or the Company terminate the employment relationship, the Employee will immediately deliver to the Company all property and Confidential Information and Trade Secrets, including work in progress, originals and copies of business forms, computer files, diskettes, source codes, manuals, training materials, catalogs, customer lists, employee lists, vendor lists, financial information, computer equipment, office equipment, product designs, product samples, pricing schedules, and all other materials in the Employee’s possession or control which belong to the Company or contain information subject to this Agreement.

6.6

No Disclosure or Use From Others.  The Employee agrees that the Employee has not brought and will not bring with the Employee to the Company or use in the performance of the Employee’s responsibilities at the Company any materials or documents of a former employer or other third party, other than LiqTech S/A, that are not generally available to the public, unless the Employee or the Company have obtained written authorization from the former employer or third party for their possession and use.

6.7

Continuing Obligation.  The obligations of this Section are continuing and survive the termination of the Employee’s employment with the Company for any reason.  The Employee acknowledges the Company’s right to prohibit the Employee’s use and disclosure of Confidential Information and Trade Secrets and that the rights created by this Agreement are in addition to all other rights which the Company has to prevent the disclosure of such Confidential Information and Trade Secrets, including but not limited to, the Company’s rights under the Minnesota Uniform Trade Secrets Act, Minnesota Statutes, Chapter 325C.

ARTICLE VII

Inventions

7.1

Disclosure and Assignment of Inventions.  The Employee agrees to promptly inform and to disclose to the Company all Inventions which the Employee Invents or Invented (either alone or jointly with others) while in the employment of the Company.  The Employee further agrees to assign and transfer, and hereby does assign and transfer to the Company, all Inventions, any applications the Employee makes for patents or copyrights in any country regarding the Inventions, and any patents or copyrights granted to the Employee in any country regarding the Inventions.  Such Inventions shall be the exclusive property of the Company.  The Employee acknowledges that the Employee does not have, nor has the Employee ever had, claim of any right, title or interest in any inventions owned or used by the Company.  The Employee states that the Employee has not invented any application related to silicon carbide ceramic filters prior to accepting employment by the Company.

7.2

Works Made for Hire.  The Employee acknowledges that all original works of authorship which have been made or are made by the Employee (solely or jointly with others) within the scope of the Employee’s employment and which are protectable by copyright have been created or are being created at the instance of the Company and are “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C. § 101).  If such laws are inapplicable or in the event that such works, or any part thereof, are determined by the Copyright Office or a court of competent jurisdiction not to be works made for hire under the United States copyright laws, Section 7.1 of this Agreement shall operate as an irrevocable and unconditional assignment by the Employee to the Company of all of the Employee’s right, title and interest (including, without limitation all rights in and to the copyrights throughout the world, including the right to prepare derivative works and the right to all renewals and extensions) in the works for the copyright term(s).

7.3

Certain Inventions Excluded.  Pursuant to Minnesota Statutes Section 181.78, “Agreements Relating to Inventions,” the Employee is advised that Sections 7.1 and 7.2 of this Agreement do not apply to any Invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on the Employee’s own time, and (1) which does not relate directly to the Company’s business or to the Company’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the Employee for the Company.

7.4

Employee Assistance.  The Employee agrees to assist the Company in obtaining, maintaining, and from time to time enforcing patents or copyrights or other analogous protection in any and all countries on any Inventions assigned by the Employee to the Company under this Agreement that the Company, in its sole discretion, seeks to patent or copyright.

7.5

Appointment of Agent.  The Employee irrevocably appoints the Company and its duly authorized officers and agents to act as the Employee’s agent and attorney in fact to perform all acts necessary to obtain and/or maintain patents or copyrights to any Inventions assigned by the Employee to the Company under this Agreement if (i) the Employee refuses to perform those acts; (ii) the Employee is unavailable, within the meaning of the United States Patent and Copyright Laws; or (iii) the Company is unable, after reasonable effort, to secure the Employee’s signature on any patent, copyright or other analogous protection relating to an Invention.

ARTICLE VIII

Covenants Not to Compete or Solicit.

8.1

Restrictions on the Employee.  While employed by the Company, during all periods that the Employee owns stock in the Company, and for a period of two (2) years following termination of employment with the Company for any reason, whether voluntarily or involuntarily, the Employee shall not, directly or indirectly, without the prior written consent of the Company, in any manner, either personally, as an owner, shareholder, member, partner, affiliate, part of a joint venture, independent contractor, agent, servant, employee, representative, or through any employer, corporation, company, firm, organization, or any other entity:

a.

Render services to, accept employment with, be employed by, own, manage, operate, control, participate in, or be connected in any manner with:

(1)

any past or present customer that has purchased the Company’s extruded silicon carbide ceramic filters;

(2)

any prospective customer of the Company with whom the Employee has had contact while employed by the Company, or to whom the Company has made a specific proposal, or from whom the Company has accepted a request for proposal or purchase order;

(3)

any business, employer, or entity that produces or sells vehicles, portable generating systems, or other devices that utilize a diesel emission system that contains a diesel particulate filter;

(4)

any industrial ceramics manufacturer that produces products with high temperature vacuum filters;

(5)

any supplier of the Company that has provided to the Company the components of any binders or cements used by the Company in its extruded silicon carbide ceramic filters; or

(6)

any employer, person or organization which is engaged in the research, development, production, marketing, leasing, licensing, selling, or servicing of a product or service which competes with the business, products, or services of the Company (including, but not limited to, extruded silicon carbon ceramic filters).

b.

Call upon, solicit, divert or take away, or attempt to solicit, divert or take away, the business or patronage of any customer (or prospective customer with whom the Company has had contact) of the Company during the period that the Employee was employed by the Company, in connection with a product or service that competes with the business, products, or services of the Company;

c.

Request, advise, or entice any suppliers or vendors of the Company, whose identities became known to the Employee during the term of this Agreement, to cease doing business with the Company, or to provide services or products to the Employee or a third party that would impair the Company’s relationship with such vendor or supplier or its ability to obtain necessary supplies;

d.

Employ, retain the services of, or offer to employ or retain the services of (whether as an employee, independent contractor, consultant or otherwise) any individual who provided services to the Company (whether as an employee, independent contractor, consultant or otherwise) within the two-year period preceding the termination of the Employee’s employment, or request, advise, or entice any such individual to leave the employment of or association with the Company for any reason.

The Employee acknowledges that, due to the worldwide market for the Company’s products, and the ability to manufacture or market products in competition with the Company from any location in the world, the damage caused to the Company would be substantial if the Employee engaged in any of the above activities anywhere in the world.  Given the limited number of customers who purchase the Company’s products, the limited number of competitors to the Company, and the limited number of vendors providing supplies and materials to the Company, the Employee agrees that the above restrictions are reasonable in scope even though they apply anywhere in the world.

8.2

Exceptions to Non-Compete Restrictions.

The restrictions contained in Section 8.1 shall not prevent the Employee from owning up to one percent (1%) of a publicly held the Company that competes with the Company, as long as the Employee does not otherwise violate the terms of this Agreement.

The restrictions contained in Section 8.1 shall not prevent the Employee from accepting employment with a large diversified organization with separate and distinct divisions that do not compete, directly or indirectly, with the Company, on the following conditions:  Prior to accepting such employment, the Employee and the Employee’s new employer must provide the Company with the following separate written assurances, satisfactory to the Company:  (1) that the Employee will not provide any of the Company’s Confidential Information and Trade Secrets (as defined in this Agreement) to the new employer; (2) that the Employee will not render any services, directly or indirectly, to any division or business unit that competes, directly or indirectly, with the Company; (3) that both the Employee and the new employer agree that the Employee will not violate any of the terms of this Agreement; and (4) that the new employer agrees that, in the event the Employee does violate any provisions of this Agreement, the new employer will accept joint liability for that breach, and agrees that it also shall be subject to the remedies set forth in this Agreement including, without limitation, liability for full injunctive relief, full accounting, and the full recovery of the Company’s attorney’s fees, costs, and expenses as set forth in this Agreement.

8.3

No Competitive Planning.  While employed by the Company, the Employee agrees not to undertake any planning or preparation to engage in activities that are in violation of Section 8.1 of this Agreement.

8.4

No Conflicting Agreements.  The Employee represents that the Employee has no agreements with or obligations to any former employer or other third party that would interfere with the Employee’s compliance with this Agreement and the Employee further agrees not to enter into such agreements or obligations.

8.5

Acknowledgement.  The Employee acknowledges and represents to the Company that the restrictions contained in this Section have been fully negotiated, that the Employee has had the opportunity to be represented by the Employee’s own legal counsel in connection with the drafting of this Agreement, that the covenants of the Company under this Agreement are adequate and fair consideration for the Employee’s agreement to be bound by this Section, and that the Employee possesses adequate skill, ability, and experience to gain other employment upon termination of this Agreement without violating the covenants contained in this Section.

ARTICLE IX

Miscellaneous

9.1

Recitals.  The Recitals detailed on page 1 of this Agreement are true.

9.2

Notices.  All notices given hereunder shall be in writing, and shall be personally served or sent by registered or certified mail, return receipt requested.  Notices to the Company shall be given to the Company at its corporate headquarters, which as of the date of this Agreement is 1804 Buerkle Road, White Bear Lake, Minnesota 55110.  Notices to the Employee shall be addressed to the Employee at the Employee’s residence address as the same appears on the records of the Company.  Notices to the Company or the Employee shall be sent to such other addresses as the Company or the Employee shall specify in writing to the other.  A copy of any notice to the Company shall be sent to Trepanier & MacGillis P.A., Attn:  James C. MacGillis, Esq., 8000 Flour Exchange Building, 310 Fourth Avenue South, Minneapolis, Minnesota 55415.

9.3

Entire Agreement.  This Agreement is the entire agreement between the parties concerning the subject matter hereof, and supersedes and replaces any existing agreement between the parties hereto relating to the Employee’s employment, and the Company and the Employee hereby acknowledge that there are no other agreements or understandings of any nature, oral or written, regarding the Employee’s employment, apart from this Agreement.

9.4

Rules of Construction.  Each party has participated in the drafting of this Agreement; accordingly, any uncertainty or ambiguity shall not be interpreted against any one party.

9.5

Modification of Agreement.  No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by the Employee and the Company.

9.6

Waiver.  No waiver by either party hereto at any time of any breach of or noncompliance with any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time.  No failure on the part of the Company to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder by the Company preclude any other or further exercise thereof or the exercise of any other right.

9.7

Severability.  It is agreed and understood by the parties hereto that if any part, term or provision of this Agreement is held unenforceable in the jurisdiction in which either party seeks enforcement of the Agreement, this Agreement shall be construed as if not containing the invalid provision or provisions.  Invalidity or unenforceability of any portion or provision of this Agreement shall not affect the validity or enforceability of the remaining provisions of this Agreement, which shall remain in full force and effect, and shall govern the rights and obligations of the parties hereto.

9.8

Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of Minnesota, without regard to its choice of law provisions.  By executing this Agreement, the parties do hereby agree and submit to personal jurisdiction in the State of Minnesota for the purposes of any suit or proceeding arising out of this Agreement, or the performance or interpretation thereof, and agree that such suit or proceeding shall be venued in Hennepin County, Minnesota.

9.9

Attorney’s Fees.  In the event of any legal proceeding arising out of this Agreement, or the performance or interpretation thereof, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs from the other party.

9.10

Binding Effect and Assignment.  This Agreement shall inure to the benefit of and be binding upon the Employee and the Company and their respective heirs, executors, representatives, estates, successors and assigns, including any successor or assign to all or substantially all of the business and/or assets of the Company, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise; provided, however, that this Agreement is personal in nature and the Employee, or any beneficiary or legal representative of the Employee, shall not assign all or any portion of the Employee’s rights or obligations under this Agreement.

9.11

Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

9.12

Headings.  The headings in this Agreement are inserted for convenience or reference only, and are not a part of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

COMPANY

LIQTECH NA, INC.,

  a Delaware corporation

By: /s/ Lasse Andreassen

Lasse Andreassen

Title:

Director, on behalf of the Board of Directors

EMPLOYEE

/s/ Donald S. Debelak

Donald S. Debelak

EXHIBIT A

RELEASE OF CLAIMS

1.

Definitions.  Specific terms I use in this Release of Claims (“Release”) have the following meanings:

a.

“I, me, my, mine,” as used herein, shall at all times mean Donald S. Debelak and anyone who has or obtains any legal rights or claims through said named person.

b.

“Company,” as used herein, shall at all times mean LiqTech NA, Inc., a Delaware corporation, its parent corporations, subsidiaries, successors and assigns, partners, insurers, any affiliated and predecessor or management companies, their affiliated and predecessor or management companies, their successors and assigns, and the present and former officers, directors, shareholders, partners, employees, attorneys, and agents of any of them, any persons acting by, through, under or in concert with them, all in their official and individual capacities, and the current and former trustees or administrators of any pension, welfare, or other employee benefit plan of Company, in their official and individual capacities.

c.

“My Claims,” as used herein, mean any and all claims, liens, demands, causes of action, controversy, losses, damages, costs, expenses, and liabilities that I, my heirs, executors, administrators, successors, and assigns now have, ever had or may hereafter have against Company, whether known or unknown, suspected or unsuspected, contingent or noncontingent, whether concealed or hidden, by reason of any fact, matter, event, act, omission, transaction, occurrence, cause or thing whatsoever occurring at any time up to and including the date of this Release, without regard to the subsequent discovery or existence of such different or additional facts, including, but not limited to, claims for:  breach of contract; breach of express or implied promise; breach of the covenant of good faith and fair dealing; equitable estoppel; promissory estoppel; unjust enrichment; quantum meruit; constructive trust; quasi-contract; payment of wages, commissions, bonus, reimbursements, sick pay, vacation pay, holiday pay, paid time off, employee leave, employee benefits, insurance, pension, or other compensation; fraud or misrepresentation; violation of any federal, state, and/or local law, regulation or rule, including but not limited to, the state and federal Constitutions, the Minnesota Human Rights Act, Minnesota Statute Section 181.81 (which prohibits age discrimination), the Minnesota Personnel Records Act, the Minnesota Government Data Practices Act, the Minnesota Whistleblower Statute, the Minnesota Drug and Alcohol Testing in the Workplace Act, the Minnesota Minority Shareholder Rights Act; the Minnesota Fair Labor Standards Act; the Minnesota Labor Relations Act, the Minnesota Public Employee Labor Relations Act, the Minnesota Termination of Sales Representatives Act, the Minnesota Veterans Preference Act, state and federal prevailing wage laws, state and federal employee polygraph laws, state and federal OSHA laws, state and federal equal pay laws, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Civil Rights Act of 1871, the Americans with Disabilities Act, the Rehabilitation Act, the Age Discrimination in Employment Act, the Judiciary and Judicial Procedure Act, the National Labor Relations Act, the Vietnam Era Veterans Readjustment Act, the Uniformed Services Employment and Re-employment Rights Act, the Employee Retirement Income Security Act, the Consolidated Omnibus Budget Reconciliation Act, the Family and Medical Leave Act, the state and federal Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act, the Fair Credit Reporting Act, the Consumer Credit Protection Act, and all other federal, state, and/or local civil rights laws prohibiting discrimination, reprisal, retaliation, or other unlawful activity on the basis of race, color, creed, marital status, sex, age, religion, national origin, disability, pregnancy, sexual orientation, political affiliation, status with respect to public assistance, membership in local commission, or any other protected class status; sexual harassment; defamation, slander, and libel (including compelled self-publication); intentional or negligent infliction of emotional distress; negligence; breach of fiduciary duty; wrongful termination of employment; constructive discharge; conversion; invasion of privacy; fraudulent inducement; negligent hiring, retention, training, and/or supervision; tortious interference with contractual relations or prospective business advantage; assault; battery; false imprisonment; all other claims for unlawful employment practices; all claims for attorney’s fees, costs, disbursements, fees, interest, or other payments; and all other common law, legal, equitable or statutory claims (whether on a contract, tort, or other theory), whether they could be brought directly by me on my own behalf or by any other person, agency, or organization on my behalf.

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2.

Agreement to Release My Claims.

a.

On behalf of myself, my attorneys, heirs, executors, administrators, successors and assigns, I agree to release, discharge, and give up all My Claims against Company through the date I sign this Release in exchange for the severance pay Company has agreed to pay me for signing this Release pursuant to Section 4.3 of the Employment Agreement between me and Company dated November ___, 2005.  I agree to release and discharge Company not only from any and all of My Claims that I could make on my own behalf, but also from those claims that may or could be brought by any other person or organization on my behalf.  I hereby expressly waive and relinquish, to the fullest extent permitted by law, the provisions, rights, and benefits of any statute, regulation, or principle of common law which might otherwise render a general release unenforceable with respect to My Claims.

b.

I have not caused or permitted to be served, filed, or commenced any lawsuits, charges, complaints, actions, notices, or other demands against Company with any federal, state, or local judicial or administrative agency or body based on My Claims.

c.

In the event that any such charges, complaints, actions, notices, or other demands against Company have been or are asserted, I agree that this Release shall act as a total and complete bar to my re-employment or to recovery of any relief or sum or amount whatsoever from Company, whether labeled award, liability, damages, judgment, backpay, front pay, wages, fine, or penalty, or otherwise resulting directly or indirectly from any lawsuit, remedy, charge, or complaint, whether brought privately by me or by anyone else, including any federal, state, or local judicial or administrative agency or body, whether or not on my behalf or at my request.

d.

This Release shall not affect any of My Claims (i) for earned but unpaid Annual Compensation under the Employment Agreement; or (ii) which could be made under any employee welfare benefit plan or any pension or retirement plan through Company.

e.

Notwithstanding anything to the contrary in this Release, nothing contained herein shall be construed as a waiver of any right which, as a matter of public policy or under applicable law, cannot be released under this Release.

3.

Non-Admission.  Even though Company is paying me to release My Claims, Company does not admit that it is responsible or legally obligated to me.  In fact, Company denies that it is responsible or legally obligated to me or that it has engaged in any wrongdoing.

4.

Consideration Period and Rescission of Release.

a.

I understand that I may take up to twenty-one (21) calendar days after receiving this Release to consider whether I wish to sign this Release.  In addition, I understand that I may rescind (i.e., revoke and cancel) my release of claims arising under the federal Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., within seven (7) calendar days of signing this Release.  I understand that I also may rescind (i.e., revoke and cancel) my release of claims arising under the Minnesota Human Rights Act, Minn. Stat. § 363.01 et seq., within fifteen (15) calendar days of signing this Release.

b.

I understand that to be effective, the rescission/revocation must be in writing and delivered to Company, in care of:

Trepanier & MacGillis P.A.

Attn:  James C. MacGillis, Esq.

8000 Flour Exchange Building

310 Fourth Avenue South

Minneapolis, MN 55415

either by hand or by mail within the respective rescission/revocation periods.  If sent by mail, the rescission must be (i) postmarked within the respective rescission/revocation periods as stated above; (ii) properly addressed, as stated above; and (iii) sent by certified mail, return receipt requested.

c.

In the event I exercise any right of rescission or revocation, neither Company nor I will have any rights or obligations whatsoever under this Release, nor shall I be entitled to any severance pay pursuant to Section 4.3 of the Employment Agreement.

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5.

Acceptance Period.  I have been informed that the terms of this Release shall be open for acceptance by me for a period of twenty-one (21) calendar days after receiving it, during which time I may consider whether or not to accept this Release and seek legal counsel to advise me regarding the same.  I agree that changes to this Release, whether material or immaterial, will not restart this acceptance period.

6.

Voluntary and Knowing Action.  I have read this Release carefully and understand and agree to all of its terms.  I have been advised to consult with my own attorney regarding this Release and have had an opportunity to discuss this Release with my own attorney.  I have had an adequate amount of time to consider whether to sign this Release.  In agreeing to sign this Release, I have not relied on any statements or explanations made by Company or its attorneys.  I am voluntarily entering into this Release to effectuate my separation from employment with Company and I intend this Release to be legally binding.

IN WITNESS WHEREOF, I have executed this Release by my signature below.

___________________________________

Donald S. Debelak

Subscribed and sworn to before me

this ____ day of ____________, ______.

_________________________________

Notary Public

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